Exhibit 10.39

[Rackable Systems, Inc. letterhead]

February 2, 2005

Rackable Investment LLC

c/o Parthenon Capital

Attn: Marc Rubin and Brian Golson

75 State Street, 26th Floor

Boston, CA 02109

Dear Marc and Brian:

As you are aware, Rackable Systems, Inc. (the “Company”) is in the process of undertaking an initial public offering of its common stock. In connection therewith, the Company has determined that it is necessary and advisable that the Company and Rackable Investment LLC (“RI LLC”) enter into this agreement, to which RI LLC agrees. In addition, each of Giovanni Coglitore, Nikolai Gallo and Jack Randall (collectively, the “Founders”), in order to induce the Company and RI LLC to enter into this agreement, agree to become parties hereto and to consent to the terms hereof. As a result, in consideration of the mutual promises and covenants set forth below, the receipt and sufficiency of which are hereby acknowledged, RI LLC, the Company and the Founders agree as follows:

1.

The Company, RI LLC and the Founders agree that Stockholders Voting Agreement, dated December 23, 2002, by and between the Company, GNJ, Inc. (f/k/a Rackable Systems, Inc.), RI LLC and the other persons who may become signatory thereto (the “Voting Agreement”), continues to remain in full force and effect pursuant to its terms. In addition, the parties agree that, for so long as the Voting Agreement is in effect (and notwithstanding anything to the contrary contained therein), (a) the Company will not increase the size of the Board to more than seven directors, or decrease the size of the Board to less than five directors, without the written consent of RI LLC (and none of parties shall otherwise take or cause to be taken any action in contravention therewith), and (b) each Stockholder shall vote all of its voting securities of the Company over which such Stockholder has voting control and shall take all other necessary or desirable actions within his control (whether in his capacity as a stockholder, director, member of the board or any committee thereof or officer of the Company or otherwise, and including, without limitation, attendance at meetings in person or by proxy for purposes of obtaining a quorum and execution of written consents in lieu of meetings), and the Company shall take all necessary and desirable actions within its control (including, without limitation, calling special board and stockholder meetings and causing the nomination of the directors), to enable (i) RI LLC to elect, remove and replace a majority of Board, which shall consist of three such directors designated by RI LLC from time to time (if the size of the Board is five directors) or four such directors designated by RI LLC from time to time (if the size of the Board is six or seven directors) and (ii) to enable the Founders to elect, remove and replace one such director designated by the Founders from time to time (if the size of the Board is five or six directors) and two such directors (if the size of the Board is seven directors). Further, the parties agree that Section 13 of the Voting Agreement is amended to read in its entirety as follows:

“Termination. The provisions of this Agreement shall terminate upon the first to occur of (i) the consummation of a Public Offering, (ii) the consummation of a Sale of the Company, or (iii) such time as Rackable, the Founders and their trusts or comparable entities for the primary benefit of the Founders or their family members cease to beneficially own, collectively, at least 50% of the voting securities of the Company held in the aggregate by such persons as of December 22, 2002.”

2.	Prior to December 31, 2005, the Company will not determine the public offering price of the shares of the Company’s common stock to be sold in the first sale in a firm-commitment underwritten public offering of the Company’s common stock pursuant to a registration statement on Form S-1 or other form under the Securities Act of 1933, as amended (the “IPO”), or otherwise consummate the IPO, without first consulting RI LLC and obtaining its written consent.

3.	The Company agrees that prior to the IPO, it will not, without the written consent of RI LLC, (a) make any material changes to the equity compensation plans adopted at the Company’s Board of Directors meeting held on January 12, 2005, or (b) for so long as RI LLC and its affiliates hold, collectively, a majority of the aggregate number of shares of Series A Stock and Series B Preferred Stock outstanding, (i) issue equity, other than pursuant to the conversion or redemption provisions of the Certificate of Incorporation or pursuant to the exercise of stock options, or equity equivalents or enter into or modify any transactions, agreements or arrangements with any of its officers, directors, stockholders or key employees, or make any payments (other than expense reimbursement) to any of the foregoing, other than payment of base salary and bonuses in the ordinary course of business pursuant to agreements currently in effect or (ii) otherwise take any other action it is prohibited from taking pursuant to its Certificate of Incorporation. Nothing contained in this Agreement affects the rights of the holders of Series A Stock and Series B Preferred under the Certificate of Incorporation.

4.	The parties agree that the entering into this Agreement is also additional consideration for the amendments being made pursuant to Amendment No. 1 to the Rackable Systems, Inc. Registration Agreement being executed on or about the date hereof.

5.	RI LLC agrees that:

(i)

it will not elect, consent to or otherwise take any action that would cause, under the terms of the Company’s Certificate of Incorporation, the holders of the Company’s Series A Senior Convertible Participating Senior Preferred Stock

(“Series A Stock”) to receive cash in lieu of shares of the Company’s common stock issuable upon redemption of the Series A Stock; and

(ii)	it will not transfer, distribute, or otherwise convey any shares of the Series A Stock held by RI LLC, or any rights to exercise authority thereover, to any member of RI LLC or any other person, unless such member or other person agrees that it will not elect, consent to or otherwise take any action that would cause, under the terms of the Company’s Certificate of Incorporation, the holders of the Series A Stock to receive cash in lieu of shares of the Company’s common stock issuable upon redemption of the Series A Stock.

Nothing in this Section 5 shall otherwise affect RI LLC’s and its transferees’ rights to receive cash in connection with any conversion or redemption of the Company’s Series A Stock (other than with respect to the Common Stock issuable upon redemption thereof to the extent described in this paragraph 5) or Series B Preferred Stock.

If you are in agreement with the foregoing, please execute the enclosed copy of this letter and return it to the Company at the address set forth above.

Respectively,

RACKABLE SYSTEMS, INC.

By:	/s/ Thomas K. Barton
Thomas K. Barton
Chief Executive Officer

AGREED AND ACKNOWLEDGED:

RACKABLE INVESTMENT LLC

By:	/s/ Marc Rubin
Name:	Marc Rubin
Title:	Vice President

/s/ Giovanni Coglitore
Giovanni Coglitore

/s/ Nikolai Gallo
Nikolai Gallo

/s/ Jack Randall
Jack Randall